MASTERWORKS

OFFERINGS | PRICE DATABASE | TRADING | MY PORTFOLIO | JANE

Current Offerings



George Condo (b. 1957)

4 days, 22 hours [What's this?]

The Age of Reason (2010)



George Condo has been called 'The Latest Hero of American Painting' for his innovative and art historical work.

INVESTMENT THESIS

Price Appreciation of Similar Works
28.9%

Appraised Value
$3,000,000

Initial Offering
$2,997,000

Similar Sales



$6.9m
$5.1m
$3.4m
$1.7m
$0.0
11
14
17
20

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 34 years
2019 Auction Sales	moderate $36,416,857
Repeat Sales	view

0% Progress

INVEST NOW

DEAL SHEET

MASTERWORKS

OFFERINGS PRICE DATABASE TRADING MY PORTFOLIO JANE

Current Offerings



George Condo (b. 1957)

4 days, 22 hours [What's this?]

The Age of Reason (2010)



George Condo has been called 'The Latest Hero of American Painting' for his innovative and art historical work.

INVESTMENT THESIS

Price Appreciation of Similar Works	Appraised Value	Initial Offering
28.9%	$3,000,000	$2,997,000

sec.gov/edgar

significant 34 years

s moderate $36,416,857

view

0% Progress

W

DEAL SHEET

$3,000,000

APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

Third Party Appraisal

MASTERWORKS

OFFERINGS PRICE DATABASE TRADING MY PORTFOLIO JANE

Current Offerings

George Condo (b. 1957)

4 days, 22 hours [What's this?]

WHY WE LIKE THIS PAINTING

- *Age of Reason* (2010) is an excellent large-scale example of George Condo's art historical inspired portraiture in a bold red palette.
- Comparable paintings to *Age of Reason* account for Condo's top two auction records: *Force Field* (also from 2010) which sold for $6.9 million, and *Nudes and Forms* (2014), sold for $6.2 million.
- Multi-figure compositions, such as *Age of Reason*, are the most desirable and account for many of his highest prices at auction.
- Although there are no guarantees, similar works have appreciated by 28.9% per year historically.
- George Condo's market has seen great momentum at auction recently, with over 25 of his top records at auction set in the past 3 years.

Past performance is no guarantee of future results. An investor must read the Offering Circular before making an investment decision.



2019 Auction Sales
$36,416,857

2019 Number of Lots Sold
112

GEORGE CONDO

George Condo has been called 'The Latest Hero of American Painting' for his innovative interpretations of art history's greatest movements.

THE PAINTING IS AN ALLURING LARGE-SCALE EXAMPLE FROM GEORGE CONDO'S SERIES OF CUBIST-INSPIRED FIGURAL COMPOSITIONS.

Masterworks has agreed to purchase *Age of Reason* (2010) at the 20th Century & Contemporary Art Evening Sale at Phillips on October 20, 2020. Although Condo's stylistic variations have evolved over the course of his decades-long career, his cubist-leaning aesthetic that originated in the 2000s synthesizes his years of exploration and experimentation with Surrealist imagery, art historical references and portraiture; these works are regarded as the culmination of his compositional prowess.

As of October 27, 2020, George Condo's multi-figure compositions have produced his top ten records at auction, led by the sale of *Force Field* (2010), which sold for HK$53,150,000 ($6,857,413) in July 2020. The sale of the Painting on October 20, 2020 marked the Painting as the eighth most expensive work ever sold by the artist at auction.



George Condo, photographed at his studio in Spring Street, New York

The color, figuration, scale, execution and title of the work make the Painting a desirable example from the cubist-inspired group portraits by George Condo. Due to the impressive scale of the painting, which stands at roughly six feet square, each of the figures on the canvas appears life sized to the viewer.

Though George Condo's market has been active for decades, new records have been set at auction in recent years by the artist's more recent works, painted in the early 2010s. As of October 27, 2020, the artist's top records are led by *Force Field* (2010), which sold for HK$53,150,000 ($6,857,413) in 2020, *Nude and Forms* (2014), which sold for $6,162,500 in 2018, followed by *Washington Square Park* (2010), which sold for $4,812,500 in 2018, and *Compression IV* (2011), which sold for $4,066,600 in 2017.



GEORGE CONDO
AGE OF REASON · 2010

$2,997,000
INITIAL OFFERING

28.9%[1]
GROSS RETURN OF SIMILAR WORKS

$3,000,000
THIRD PARTY APPRAISAL

HISTORICAL PERFORMANCE OF SIMILAR WORKS[2]



8.0M
6.4M
4.8M
3.2M
1.6M
$323K
$459K
$1.3M
$1.1M
$836K
$725K
$1.1M
$559K
$1M
$1.1M
$562K
$1M
$272K
$584K
$4.1M
$2.4M
$1.8M
$2.8M
$6.2M
$2.2M
$2.7M
$1.8M
$3.7M
$6.9M
$4.1M
10/11 05/12 11/12 05/13 02/14 05/14 11/15 02/16 02/16 05/16 06/16 11/16 05/17 05/17 11/17 03/18 03/18 05/18 05/18 06/18 10/18 05/19 11/19 07/20 10/20



Condo's five most expensive works at auction were all made post-2010.

George Condo's evolving artistic contributions have also been recognized at leading international cultural events, with his participation in the Whitney Biennial of 1987 and 2010, the Venice Biennale of 2013 and 2019, and the Gwangju Biennial of 2014, among others. Works by George Condo reside in The Museum of Modern Art, the Whitney Museum of American Art, the Solomon R. Guggenheim Museum and the Metropolitan Museum of Art, and more.

In 2010, Kanye West collaborated with George Condo to produce nine paintings for the album art of the music legend's "My Beautiful Dark Twisted Fantasy" record, which brought the artist's visual aesthetic further into the public eye. George Condo's collaborations with music icons has continued into 2020, with the album art for Travis Scott's single "FRANCHISE", released on September 25, 2020.

FOR A COPY OF THE OFFERING CIRCULAR VISIT:

https://www.sec.gov/Archives/edgar/data/1824042/000149315220019994/partiiandiii.htm

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by George Condo with the following criteria: cubist-inspired portraits of clearly identifiable multiple figures or faces, that also exhibit negative space within the composition, painted between 2008 and 2014 that are no smaller than 40 inches by 40 inches and no larger than 100 inches by 100 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 28.9% CAGR implied from selected sales occurring from October 14, 2011 to October 6, 2020.

The information contained on the Masterworks.io web site has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with SEC or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks.io Terms of Use and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.io), or as available on the SEC's EDGAR web site.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information.

Masterworks.io, LLC is located at 497 Broome St, Suite 1, New York, NY 10013.

Certain Masterworks associated persons may solicit on behalf of Masterworks offerings in their capacities as registered representatives of Independent Brokerage Solutions LLC MEMBER: FINRA / SIPC. Masterworks.io and its affiliates are independent and unaffiliated with Independent Brokerage Solutions LLC. To check the background of Independent Brokerage Solutions LLC and its representative, visit FINRA's BrokerCheck. Please see Form CRS.

Independent Brokerage Solutions LLC is located at 485 Madison Ave, 15th Floor, New York, NY 10022.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

FOR A COPY OF THE OFFERING CIRCULAR VISIT:

https://www.sec.gov/Archives/edgar/data/1824042/000149315220019994/partiiandiii.htm